EXHIBIT 1


                            LIBERTY MEDIA CORPORATION
                       8101 East Prentice Avenue, Suite 500
                            Englewood, Colorado  80111


                                                         August 24, 1995





         Mr. Barry Diller
         1940 Coldwater Canyon
         Beverly Hills, California  90120

         Dear Sir:

                   Reference is made to the Term Sheet attached hereto pursuant to which, subject to the prior receipt of any required approvals of the Board of Directors of Silver King Communications, Inc. ("Silver") under Section 203 of the Delaware General Corporation Law, we have entered into certain agreements with respect to the equity securities of Silver, all as more fully described in the Term Sheet.

                   The Term Sheet contemplates that the agreements contained therein will be superseded by definitive agreements and instruments which will contain provisions incorporating and expanding upon the agreements set forth therein, together with other provisions customary in the case of transactions of this type, and such other provisions as are reasonable and appropriate in the context of the transactions contemplated hereby. Notwithstanding the foregoing, the parties expressly acknowledge that the Term Sheet and this agreement, subject to the prior receipt of any such required approvals of the Board of Directors of Silver, will constitute a binding agreement between them, subject to the terms and preconditions set forth herein and in the Term Sheet, until such definitive agreements are executed and delivered. If such definitive agreements are not executed and delivered, then, subject to the receipt of any such required approvals of the Board of Directors of Silver, the Term Sheet and this agreement shall constitute such definitive agreements.







         Mr. Barry Diller                                August 24, 1995



                   If the foregoing is acceptable to you, please execute the copy of this agreement in the space below, at which time this instrument will constitute a binding agreement between us.

                                       Very truly yours,

                                       LIBERTY MEDIA CORPORATION

                                       By: /s/ Peter R. Barton
                                       Name:  Peter R. Barton
                                       Title:  President


         ACCEPTED AND AGREED
         this 24th day of August, 1995

         /s/ Barry Diller
         Barry Diller







                              PROJECT NET TERM SHEET


                   Subject to the prior receipt of any required approvals of the Board of Directors of Silver King Communications, Inc., a Delaware corporation ("Silver"), for purposes of Section 203 of the Delaware General Corporation Law ("Section 203"), the following constitute the proposed terms upon which Liberty Media Corporation, a Delaware corporation ("Rockies"), and Barry Diller ("Lasorda") and/or a corporation, partnership or trust at least 90% owned and controlled by Lasorda ("Dodgers") will enter into certain agreements with respect to the equity securities of Silver. It is contemplated that, if the required Section 203 approvals are obtained from the Board of Directors of Silver, definitive agreements will be entered into containing the detailed terms of the matters set forth herein.


         Transaction         At a meeting of the Silver Board of
         Overview:           Directors, Rockies will present to the
                             Board a proposal whereby:

                             (x)  Dodgers and/or Lasorda will purchase
                                  the Initial Shares and the Additional
                                  Shares from Silver and will be granted
                                  the Options by Silver (each, as
                                  defined in the Silver Term Sheet);

                             (y)  Lasorda will agree to become initially
                                  the Chairman of the Board and Chief
                                  Executive Officer of Silver and to
                                  become a member of the Silver Board of
                                  Directors; and

                             (z)  Subject to the approval of the Silver
                                  Board of Directors, Rockies, Dodgers
                                  and Lasorda will enter into the Silver
                                  Stockholders Agreement.

                             As soon as practicable following receipt of all required approvals by the Silver Board of the arrangements contemplated by clauses
                             (x) and (y) above (and the execution and delivery of the Silver Term Sheet by the applicable parties thereto), Rockies and Dodgers will enter into the Silver Stockholders Agreement described below.







         I.   Silver Company Arrangements.

         Formation of        Promptly following the date of this Term
         Silver Company:     Sheet, Rockies and Dodgers will form an
                             entity ("Silver Company"), with Rockies
                             holding a convertible non-voting
                             participating preferred equity interest and
                             Dodgers holding a common equity interest initially constituting all of the voting equity interest in the Silver Company.

                             The capital contributions to the Silver
                             Company will be as follows:

                                  1.  Rockies will contribute the Silver
                             Option (as defined below) and an amount in cash equal to the aggregate exercise price of the Silver Option.

                                  2.  Dodgers will contribute [$100] in
                             cash.

                             Rockies and Dodgers will use all reasonable efforts to seek and obtain FCC approval for the exercise of the Silver Option by the Silver Company and the transactions contemplated hereby.

                             Following the occurrence of a Change in Law
                             (as defined below), (i) Rockies; equity
                             interest in the Silver Company will convert into voting common equity interest having the same pro rata rights, powers and preferences as Dodgers; equity interest in the Silver Company and (ii) Rockies or its designee shall be required to purchase (and Dogers will be required to sell) Dodgers' entire equity interest in the Silver Company for an amount equal to the cash amount invested in the Silver Company by Dodgers plus interest on such amount at the Agreed Rate from the date of such contribution to the date of such purchase, compounded annually (the "Dodgers Interest Purchase Price"). The "Agreed Rate" shall equal the rate of interest per annum in effect from time to time and publicly announced by the Bank of New York as its prime rate of interest.










                             Other than as set forth above, there will be no additional contributions to the Silver Company without the consent of each holder of a voting or non-voting equity interest in the Silver Company. At all times, the percentage equity economic interest in the Silver Company of each of Rockies and Dodgers will be in proportion to the fair market value of the relative contributions that have been made by such Stockholder to the Silver Company (with the fair market value of the Silver Option determined by reference to the "spread" between the market price per share of the Silver Common Stock and the applicable exercise price per share of such option). The capitalization of the Silver Company will be structured in a manner reasonably acceptable to the parties in light of relevant tax, regulatory and capital commitment considerations.

         Management:         The business and affairs of the Silver
                             Company will be managed by a Board of
                             Directors elected by the holders of a
                             majority of the voting equity interests in the Silver Company. Notwithstanding the foregoing, the taking of any action by the Silver Company with respect to (i) to the extent permitted by applicable law, any Fundamental Matter (as defined below) (as applied to the Silver Company, mutatis mutandis) or (ii) any acquisition or disposition (including pledges) of the
                             Silver Option or any other Silver
                             Securities held by the Silver Company, in either case, will require the unanimous approval of each holder of a voting or non-voting equity interest in the Silver
                             Company.

         Transfers of        Except as otherwise specifically provided
         Interests:          in this Term Sheet, no transfers or other
                             dispositions (including pledges), directly or indirectly, of any interest in the Silver Company will be permitted without the consent of each Stockholder, provided, that Rockies shall be entitled to transfer all or part of its interest in the Silver










                             Company to members of the Rockies
                             Stockholder Group.

                             At such time as (i) Lasorda is no longer the Chairman of the Board and/or Chief Executive Officer and/or President of Silver or (ii) the Dodgers Stockholder Group ceases to own its Eligible Stockholder Amount (as defined below) of Silver Securities, Dodgers shall be required to sell its entire interest in the Silver Company to Rockies (or Rockies' designee) at a price equal to the Dodgers Interest Purchase Price.


         II.  Silver Stockholders Agreement.

         Scope: Simultaneously with the formation of the Silver Company, Rockies and Lasorda will enter into the Silver Stockholders Agreement, which will govern, among other matters, (i) all equity securities of Silver, including any securities exercisable or exchangeable for or convertible into equity securities of Silver (collectively, the "Silver Securities") held by Rockies or Lasorda (each, a "Stockholder") and their respective controlled affiliates (such Stockholder, together with, in the case of Rockies, the controlled affiliates of Rockies and Rockies; publicly held parent corporation ("Rockies Parent"), and, in the case of Lasorda, his 90% owned and controlled affiliates, is referred to as a "Stockholder Group"), (ii) the formation and capitalization of the Silver Company,
                             (iii) the exchange of certain shares of
                             Silver Common Stock owned by Dodgers for shares of Silver Class B Stock owned by Rockies or the Silver Company and (iv) the right of Lasorda to vote the Silver Securities held by the Rockies Stockholder Group pursuant to the conditional proxy described below under the caption "Dodgers Management Rights," subject to the limitations described herein. Each Stockholder Group will agree that it will not enter into any other agreement with









                             respect to its Silver Securities other than as contemplated hereby. Notwithstanding the foregoing, prior to the time that Rockies acquires Dodgers' interest in the Silver Company in the manner described in this Term Sheet, the Silver Company shall not be deemed to be a member of either the Rockies Stockholder Group or the Dodgers Stockholder Group and, except as specifically set forth in this Term Sheet, any Silver Securities held by the Silver Company (including the option currently held by Rockies to acquire shares of Silver Class B Stock (the "Silver Option") and the shares of Silver Class B Stock subject to the Silver Option) shall not be deemed to be held by either the Rockies Stockholder Group or the Dodgers Stockholder Group.

         Dodgers             Lasorda shall be entitled to exercise
         Management          voting authority and authority to act by
         Rights:             written consent over all Silver Securities
                             owned by each member of the Rockies
                             Stockholder Group, on all matters submitted to a vote of Silver stockholders or by which Silver stockholders may act by written consent pursuant to a conditional proxy (which proxy shall be valid for the full term that this Term Sheet and the Silver Stockholders Agreement that replaces this Term Sheet are effective and is irrevocable and coupled with an interest for purposes of Section 212 of the Delaware
                             General Corporation Law); provided, that each Stockholder agrees, and agrees to cause each member of its Stockholder Group, to take or cause to be taken all reasonable actions required (including to vote or execute a written consent with respect to the Silver Securities held by the Silver
                             Company) (i) prior to a Change in Law (as defined below), to the extent permitted by law, to prevent the taking of any action by Silver with respect to a Fundamental Matter without the consent of both Stockholders and (ii) following a Change in Law, (A) for the election of a slate of directors of Silver, two of whom will be designated by Rockies and the remainder of whom will be designated by Dodgers and (B) to prevent









                             the taking of any action by Silver with
                             respect to a Fundamental Matter without the consent of both Stockholders.

                             Following a Change in Law, subject to
                             applicable law and fiduciary duties and
                             except with respect to (x) any Fundamental
                             Matters, (y) any decision to terminate
                             Lasorda's employment with Silver for Cause and (z) any decision relating to Lasorda's compensation by Silver (except as provided for by the Silver Term Sheet), Rockies shall be required to use its reasonable best efforts to cause its designees on the Silver Board of Directors to vote with respect to any matter presented to a vote of the Silver Board of Directors in the manner instructed by Lasorda.

                             For purposes of this Term Sheet and the
                             Silver Stockholders Agreement, a "Change in
                             Law" shall be deemed to have occurred at such time as Rockies is entitled to exercise full ownership and control over its Silver Securities (including the pro rata portion of the Silver Securities held by the Silver Company represented by Rockies equity interest in the Silver Company) notwithstanding Silver's ownership of its broadcast licenses.

         Fundamental              1.  Any transaction not in the
         Matters: business, launching new or additional channels or engaging in any new field of business, in any case, which will result in, or will have a reasonable likelihood of resulting in, Rockies or any member of its Stockholder Group being required under law to divest itself of all or any part of its Silver Securities, or interests therein (including its interest in the Silver Company), or any other material assets of such entity, or which will render such entity's continued ownership of such stock or assets illegal or subject to the imposition of a fine or penalty or which will impose material additional restrictions or limitations on such entity's full rights of ownership









                             (including, without limitation, voting)
                             thereof or therein.

                                  2.  The acquisition, disposition
                             (including pledges), grant or issuance,
                             directly or indirectly, by Silver or any of its subsidiaries, of any assets (including debt and/or equity securities) or business (by merger, consolidation or otherwise), or the incurrence of any indebtedness, in any such case (in one transaction or a series of related transactions), with a value of 10% or more of the market value of Silver's outstanding equity securities at the time of such transaction.

                                  3.  Any material amendments to the
                             Certificate of Incorporation or Bylaws of Silver.

                                  4.  Engaging in any line of business
                             other than media, communications and
                             entertainment products, services and
                             programming.

                                  5.  The settlement of any litigation,
                             arbitration or other proceeding which is other than in the ordinary course of business and which involves any material restriction on the conduct of business by Silver or its affiliates or the continued ownership of its assets by Silver or any of its affiliates (in each case, including Rockies).

                                  6.   Any transaction (other than those
                             contemplated by this Term Sheet) between Silver and its affiliates, on the one hand, and Lasorda and his affiliates, on the other hand, subject to exceptions relating to the size of the proposed transaction and those transactions which are otherwise on an arm's length basis.

         Termination of      A Stockholder shall cease to be entitled to
         Rights:             exercise any rights under this Term Sheet
                             and the Stockholders Agreement as of the date that its Stockholder Group collectively ceases to own the equivalent of 1,100,000 shares of Silver Common Stock









                             in the case of Dodgers and 1,000,000 shares of Silver Common Stock in the case of Rockies (including, in the case of Rockies, the proportionate number of Silver Securities represented by Rockies' equity interest in the Silver Company), in each case determined on a fully diluted basis (taking into account, in the case of Rockies, the shares issuable upon exercise of the Silver Option and, in the case of Dodgers, all unexercised Options, whether or not then exercisable, and all Silver Additional Shares) (as to each Stockholder, its "Eligible Stockholder Amount").

                             In addition, Lasorda and each member of his Stockholder Group shall cease to be entitled to exercise any rights under this Term Sheet and the Silver Stockholders Agreement with respect to the following matters at such time as Lasorda is no longer Chairman of the Board and/or Chief Executive Officer and/or President of
                             Silver:

                             (i)    the matters covered under the
                                    caption "Dodgers Management Rights";

                             (ii)   the matters covered under the
                                    caption "Share Exchange"; and

                             (iii)  the Dodgers right of first refusal
                                    in connection with certain transfers
                                    of Silver Securities by the Rockies
                                    Stockholder Group pursuant to the
                                    second paragraph under the caption
                                    "Transfers of Silver Securities".

                             In addition, at such time as Lasorda is no longer Chairman of the Board and/or Chief Executive Officer and/or President of Silver, the Rockies Stockholder Group shall no longer have any obligations under this Term Sheet or the Silver Stockholders Agreement with respect to the matters covered under the caption "Transfers of Silver Securities", except with respect to the Silver Put.










                             Notwithstanding the provisions of the
                             previous two paragraphs, in the event that prior to the date of the exercise of the Silver Option by the Silver Company, Lasorda's employment with Silver is terminated (x) by Silver without Cause (as defined in the Silver Term Sheet) or (y) Lasorda for Good Reason (as defined in the Silver Term Sheet, then to the extent that
                             (i) during the period from such termination until the exercise of the Silver Option by the Silver Company, Lasorda continues to indicate a good faith intention to become Chairman of the Board and/or Chief Executive Officer and/or President of Silver promptly following the exercise of the Silver Option by the Silver Company and
                             (ii) upon such exercise of the Silver
                             Option Lasorda does become the Chairman of the Board and/or Chief Executive Officer and/or President of Silver, such termination of Lasorda's employment will not have the effects specified in the preceding two paragraphs.

         Share Exchange:     So long as the Dodgers Stockholder Group
                             holds the Eligible Stockholder Amount of Silver Securities, then Dodgers shall have the right, exercisable from time to time, to require that Rockies or the Silver
                             Company exchange, on a share for share
                             basis, shares of Silver Class B Stock owned by Rockies or the Silver Company, as the case may be, for vested shares of Silver
                             Common Stock owned by Dodgers (in each case not subject to any liens (other than pursuant to the Silver Stockholders
                             Agreement)).  Notwithstanding the
                             foregoing, neither Rockies nor the Silver
                             Company shall be required to exchange any shares of Silver Class B Stock for shares of Silver Common Stock to the extent that, after giving effect to such exchange, Rockies will cease to own Silver Securities constituting at least 50% of the total voting power of Silver, determined on a fully diluted basis (taking into account the pro rata portion of the Silver
                             Securities held by the Silver Company









                             represented by Rockies equity interest in the Silver Company).

         Transfers           Subject to the other provisions of this
         of Silver           Term Sheet and the Silver Stockholders
         Securities:         Agreement, no Stockholder shall transfer or
                             otherwise dispose of (including pledges), directly or indirectly, any Silver
                             Securities other than (w) transfers of
                             Silver Securities by Lasorda in order to pay taxes arising from the granting, vesting and/or exercise of the Options and/ or the payment of bonuses on repayment of the Lasorda Note (as defined in the Silver
                             Term Sheet), (x) transfers of Silver
                             Securities by Rockies to members of the
                             Rockies Stockholder Group or by Lasorda or
                             Dodgers to members of the Dodgers
                             Stockholder Group, (y) a pledge or grant of a security interest in vested Silver
                             Securities (other than the pledge of the Additional Shares and the excess shares
                             (each as defined in the Silver Term Sheet)) in connection with bona fide indebtedness in connection with which the pledgee of the applicable Silver Securities agrees that, upon any default or exercise of its rights under such pledge or security arrangement, it will offer to sell the pledged Silver
                             Securities to the non-pledging Stockholder
                             (or its designee) for an amount equal to the lesser of the applicable amount of such indebtedness and the fair market value of such pledged Silver Securities, and
                             (z) transfers of Options or Silver
                             Securities to Silver by Dodgers or its
                             affiliates in connection with a "cashless" exercise of the Options (which shall be permitted pursuant to the terms thereof).

                             In addition to the foregoing, but subject to a right of first refusal of the other Stockholder (which right shall be assignable): (i) following the fifth anniversary of the date of the Silver Stockholders Agreement either Stockholder may transfer all but not less than all of the Silver Securities held by its Stockholder Group (and, in the case of









                             Rockies, its entire interest in the Silver
                             Company) to an unaffiliated third party,
                             (ii) following the time that Lasorda is no longer the Chairman of the Board and/or Chief Executive Officer and/or President of Silver, Lasorda may transfer all but not less than all of the Silver Securities held by its Stockholder Group to an unaffiliated third party, and (iii) either Stockholder may transfer any portion of the Silver Securities held by its Stockholder Group to an unaffiliated third party, provided that, following such transfer (A) such Stockholder Group retains its Eligible Stockholder Amount of Silver Securities and
                             (B) in the case of Rockies, the outstanding shares of Silver Class B Stock and Silver Common Stock held by Rockies and Dodgers (and the members of their respective Stockholder Groups) and the Silver Company collectively represent 50.1% of the voting power of the outstanding Silver Securities on a fully diluted basis. Notwithstanding the previous sentence (but subject to the conditions contained in the proviso in clause (iii) above), either Stockholder may transfer any of its Silver Securities in one or more transactions that comply with the requirements of Rule 144 or 145 (as applicable) under the Securities Act of 1933 without regard to the right of first refusal described in the previous sentence.

                             Except as otherwise specifically provided in this Term Sheet, neither Stockholder shall be entitled to assign any of its rights under the Silver Stockholders Agreement; and following any transfer of Silver Securities in accordance with the provisions of the previous paragraph (other than to a member of the Stockholder Group of such Stockholder), the assignee of such Silver Securities shall not have any rights or obligations under the Stockholders Agreement with respect to such Silver Securities.

                             If Lasorda ceases to be the Chairman of the Board and/or Chief Executive Officer and/or









                             President of Silver (except as a result of a termination by Silver for Cause) following the third anniversary of the date of this Term Sheet, then during the forty-five day period following the date that Lasorda so ceases to be the Chairman of the Board and/or Chief Executive Officer and/or President of Silver, Dodgers will be entitled to elect to "put" all, but not less than all, of the Silver Securities held by its Stockholder Group to Rockies at their Appraised Value (the "Silver Put"). The purchase price for the Silver Put shall be payable, at Rockies' election, in cash or in any publicly traded class or series of common equity securities of Rockies or its parent (including any class or series of common equity securities of Rockies Parent intended to track the business and assets of Rockies), as to which securities Dodgers will receive customary registration rights. For purposes of the payment of such purchase price, the value of such common equity securities of Rockies or Rockies Parent shall be the average of the closing trading prices of such securities for the 20 trading days ending on the second complete trading day prior to the consummation of such purchase. In order to determine Appraised Value, promptly following the exercise of the Silver Put, each of Dodgers and Rockies shall select an independent investment banking firm who shall promptly make a determination of Appraised Value. If the higher of the two such determinations is greater than 110% of the lower of such determinations, then a third independent investment banking firm shall be selected by such first two investment banking firms, which third investment banking firm shall promptly determine Appraised Value. The Appraised Value shall be the average of the first two appraisals, if only two appraisals are required, or if three appraisals are required, the average of the two appraisals closest in value (or if there are not two closest appraisals, the average of all three such appraisals). In making their









                             determinations, such investment banking
                             firms shall be instructed that the
                             Appraised Value shall be equal to (i) the fair market value of Silver on a going concern basis in a transaction in which the applicable buyer acquires all outstanding Silver Securities multiplied by (ii) the fraction corresponding to the percentage of the fully diluted equity of Silver represented by the Silver Securities owned by the Dodgers Stockholder Group. Such investment banking firms shall also be instructed to assume in making their determination that (i) Lasorda is no longer the Chairman of the Board and/or Chief Executive Officer and/or President of Silver and (ii) that there is no controlling stockholder of Silver. Following the determination of the Appraised Value, Rockies shall be entitled within a 60 day period to elect to either pay the applicable purchase price in the manner set forth above for the Silver Securities held by the Dodgers Stockholder Group or, in the alternative (and notwithstanding the exercise of the Silver
                             Put), to elect to cause Silver to conduct an "auction" in which all of the outstanding Silver Securities shall be sold to a third party (and, in the event of such an election, each Stockholder agrees to cooperate in conducting such "auction" and consummating such sale as promptly and efficiently as practicable); provided, that any member of a Stockholder Group acting alone or together with a group of bidders may bid in and/or be the purchaser in such auction.

                             Notwithstanding any other provision of the Term Sheet, prior to any transfer or other disposition (other than a pledge or grant of a security interest in compliance with clause (y) of the first paragraph under the caption "Transfers of Silver Securities") of Silver Class B Stock (other than pursuant to the provisions described under the caption "Share Exchange" or to a member of such Stockholder's Stockholder Group, to









                             the other Stockholder or, if the non-
                             transferring Stockholder so elects, to a purchaser designated by the non-transferring Stockholder in connection with the exercise by such non-transferring Stockholder of its right of first refusal pursuant to the Silver Stockholders Agreement), all shares of Silver Class B Stock proposed to be so transferred or otherwise disposed of shall be exchanged with the non-transferring Stockholder or the Silver Company, as the case may be, for shares of Silver Common Stock, on a share for share basis, and to the extent such non-transferring Stockholder or the Silver Company, as the case may be, does not own sufficient shares of Silver Common Stock to make such an exchange, such transferring Stockholder shall convert, or cause to be converted, such shares of Silver Class B Stock into shares of Silver Common Stock (or such other Silver Securities into which such shares are then convertible) prior to such transfer.

                             All transfers and exchanges contemplated by this Term Sheet and the Silver Stockholders Agreement shall be subject to limited periods of suspension in order to prevent liability under the federal securities laws.

                             Subject to the restrictions on the transfer of its Silver Securities contained herein and in the Silver Stockholders Agreement, each Stockholder shall be entitled to customary demand and incidental registration rights with respect to the Silver Securities held by its Stockholder Group.











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